Exhibit 15.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Annual Report on Form 20-F, as amended by Amendment No. 2 on Form 20-F/A of Brookfield Renewable Partners L.P. (“Brookfield Renewable”) for the year ended December 31, 2018 (as amended, the “Form 20-F”), and to the incorporation by reference in Brookfield Renewable’s Registration Statement No. 333-224206 on Form F-3 of our report dated February 28, 2019, (relating to the consolidated financial statements of TERP Spanish HoldCo, S.L. (Sociedad unipersonal) as of December 31, 2018 and for the period from June 12, 2018 to December 31, 2018, not presented separately herein), appearing in the Form 20-F.

/s/ DELOITTE, S.L.

Madrid, Spain

March 22, 2019